CTS CORPORATION
        905 WEST BOULEVARD NORTH - ELKHART, INDIANA 46514

            Notice of Annual Meeting of Shareholders

                   To Be Held April 25, 1997

To CTS Shareholders:

     The Annual Meeting of Shareholders of CTS Corporation will be held at 9:00 a.m. Eastern Standard Time, Friday, April 25, 1997, at the CTS Corporate Headquarters, 905 West Boulevard North, Elkhart, Indiana 46514, for the following purposes:

     1. To elect five directors to serve for one year and until their successors are elected and qualified;

     2. To transact other business properly presented at the meeting.

     Only shareholders of record at the close of business on March 7, 1997 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Accompanying this Notice of Annual Meeting are a Proxy
Statement, a proxy and the Annual Report for the fiscal year ended December 31, 1996.

                              By Order of the Board of Directors,



                              Jeannine M. Davis
                              Secretary



Elkhart, Indiana
March 17, 1997

It is important that your shares be represented at this meeting.
We urge you to date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

                          CTS CORPORATION
        905 WEST BOULEVARD NORTH - ELKHART, INDIANA 46514

                         Proxy Statement


Voting Information

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CTS Corporation for the Annual Meeting of Shareholders to be held April 25, 1997. If the enclosed proxy is signed and returned, it may, nevertheless, be revoked by you at any time prior to being voted, by written notice delivered to the Secretary. The Proxy Statement and proxy were first mailed to shareholders about
March 17, 1997.

     The Corporation had outstanding 5,226,496 shares of Common Stock as of the close of business on March 7, 1997, the record date for the Annual Meeting as set by the Board of Directors. As a result of shareholder action taken at the 1987 Annual Meeting, 1,020,000 shares of Common Stock owned by Dynamics Corporation of America are not votable at the meeting. With the exception of those shares, each shareholder is entitled to one vote in person or by proxy for each share of Common Stock owned on the record date. There are no other voting securities. If the enclosed proxy is signed and returned, the shares represented will be voted in the manner indicated except that if any nominee for director is unable to serve at the time of the Annual Meeting, the proxy will be voted in accordance with the judgment on such matters of the person or persons acting as proxy.

     Proxy solicitation will be principally by mail, but proxies may also be solicited in person or by telephone. The expense of this solicitation will be paid by the Corporation. Brokers and certain other holders for beneficial owners will be reimbursed for out-of-pocket expenses incurred in the solicitation of proxies from the beneficial owners of shares held in their names. The Corporation has retained Georgeson & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $5,000, plus reasonable out-of-pocket expenses.

     The Board of Directors is not aware of any business to be acted upon at the Annual Meeting other than for which notice is given, but in the event other business is properly presented at the meeting, requiring a vote of the shareholders, the proxy will be voted in accordance with the judgment on such matters of the person or persons acting as proxy.

     Shareholders are requested to exercise their right to vote by completing and signing the enclosed proxy and returning it promptly in the enclosed envelope. Unless otherwise specified by the shareholder, all shares represented by valid proxies will be voted in favor of the election of all director-nominees.


Securities Beneficially Owned by Principal
Shareholders and Management

     The following table includes information with respect to all persons and groups known to the Corporation to be beneficial owners of more than five percent of the Common Stock of the Corporation on March 7, 1997. The number of shares and the percent of class held by each director and director-nominee is also stated.
Additionally, the number of shares and the percent of class held by each executive officer of the Corporation included in the Summary Compensation Table set forth under the caption "Executive Compensation" below is included, together with the total number of shares and percent of class held by all directors and officers as a group.

                                 Amount and Nature of
                                Beneficial Ownership On     Percent
    Beneficial Owner                 March 7, 1997 (1)     of Class

Dynamics Corporation of America        2,303,100 (2)          44.07
475 Steamboat Road
Greenwich, CT  06830

The Gabelli Group, Inc.                1,212,100 (3)          23.19
GAMCO Investors, Inc.,
and Gabelli Funds, Inc.
655 Third Avenue
New York, NY  10017

Gerald H. Frieling, Jr.                  200,150 (4)           3.83

Lawrence J. Ciancia                      199,650 (4)           3.82

Patrick J. Dorme                         199,150 (4, 10)       3.81

Andrew Lozyniak                          199,150 (4, 10)       3.81

Joseph P. Walker                          26,712 (5)            *

Philip T. Christ                          19,285 (6)            *

Stanley J. Aris                           11,114 (7)            *

Donald R. Schroeder                       10,341 (8)            *

James N. Hufford                           4,515 (9)            *

13 directors and officers                295,316 (4, 11)       5.65
 as a group
___________________________

*Less than 1%.

(1) Information with respect to beneficial ownership is based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission. Except where otherwise indicated, the shareholders listed in the table have sole voting and investment authority with respect to the shares owned by them.

(2) Includes 1,020,000 shares for which voting authority was not granted by a vote of the independent shareholders of the Corpora-tion at the 1987 Annual Meeting of Shareholders, pursuant to the Control Share Acquisition Chapter of the Indiana Business Corpora-tion Law.

(3) Includes 215,500 shares held by Gabelli Funds, Inc., and 996,600 shares held by GAMCO Investors, Inc., which were reported on a joint Schedule 13D filed March 6, 1996, the most recent filing by such Reporting Persons. According to the Schedule 13D, each of the Reporting Persons and Covered Persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that GAMCO Investors, Inc.
does not have authority to vote 173,000 of the reported shares, and except that Gabelli Funds, Inc. has sole dispositive and voting power with respect to the 215,500 reported shares held by the Funds, so long as the aggregate voting interest of all joint filers does not exceed 25% of the issuer's total voting interest and, in that event, the respective Proxy Voting Committee of each fund (other than The Gabelli Growth Fund) will vote the shares held by that Fund; except that, at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations; and that the power of Mr. Gabelli and Gabelli Funds, Inc. is indirect with respect to securities beneficially owned directly by other Reporting Persons.

(4) 199,150 of the shares shown as owned beneficially by each of Mr. Ciancia, Mr. Dorme, Mr. Frieling, Mr. Lozyniak and 13 directors and officers as a group are the same shares, which shares are held by The Northern Trust Company as Trustee of the CTS Corporation Employee Benefit Plans Master Trust (the "Trust"). The Compensa-tion Committee of the Board of Directors has voting and investment authority over said shares. The present members of the Compensation Committee are Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr., and Andrew Lozyniak, who were appointed by the Board of Directors of CTS Corporation.

(5) Includes 4,012 shares attributed to Joseph P. Walker's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1996, the most recent annual report of the Plan. The number of shares attributed to Mr. Walker's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 2,500 shares subject to options exercisable on March 7, 1997, or which become exercisable within 60 days thereafter.

(6) Includes 1,685 shares attributed to Philip T. Christ's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1996, the most recent annual report of the Plan. The number of shares attributed to Mr. Christ's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 6,600 shares subject to options exercisable on March 7, 1997, or which become exercisable within 60 days thereafter.

(7) Includes 314 shares attributed to Stanley J. Aris' account in the CTS Corporation Retirement Savings Plan, as shown as of
December 31, 1996, the most recent annual report of the Plan. The number of shares attributed to Mr. Aris' account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 5,800 shares subject to options exercisable on March 7, 1997, or which become exercisable within 60 days thereafter.

(8) Includes 6,341 shares attributed to Donald R. Schroeder's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1996, the most recent annual report of the Plan. The number of shares attributed to Mr. Schroeder's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 2,000 shares subject to options exercisable on March 7, 1997, or which become exercisable within 60 days thereafter.

(9) Includes 1,015 shares attributed to James N. Hufford's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1996, the most recent annual report of the Plan. The number of shares attributed to Mr. Hufford's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 2,100 shares subject to options exercisable on March 7, 1997, or which become exercisable within 60 days thereafter. Also includes 400 shares held in a trust for his spouse, of which he disclaims beneficial ownership.

(10) Messrs. Dorme and Lozyniak are directors of Dynamics Corporation of America.

(11) Includes 29,400 shares subject to options exercisable on March 7, 1997, or which become exercisable within 60 days thereafter.


Election of Directors

     At the Annual Meeting, five directors are to be elected for terms of one year. Each director will hold office until the next Annual Meeting of Shareholders and until his successor has been elected and qualified. Each person listed below has been nominated by the Board of Directors and has agreed to serve as a director, if elected.

                                                       Year First
                                                        Elected
                                                        Director

GERALD H. FRIELING, JR.                                  1982

   Vice Chairman of the Board of Tokheim Corporation
   (a manufacturer of petroleum dispensing equipment, systems and control devices); President of Frieling and Associates (a consulting firm); Chairman of the Audit Committee and Member of the Executive and Compensation Committees of CTS Corporation. During the past five years, Mr. Frieling, age 66, served as Chairman of the Board and Chief Executive
   Officer of Tokheim Corporation, and in his present capacity at Frieling and Associates.

ANDREW LOZYNIAK                                          1987

   Chairman of the Board and President of Dynamics
   Corporation of America (a manufacturer of electrical appliances and electronic devices, fabricated metal products and equipment, and power and controlled environmental systems); Chairman of the Compensation Committee and Member of the Executive and Audit Committees of CTS Corporation.
   During the past five years, Mr. Lozyniak, age 65, has served in his present capacities at Dynamics
   Corporation of America. Mr. Lozyniak serves as a director of Dynamics Corporation of America and Physicians Health Services, Inc.

JOSEPH P. WALKER                                         1987

   Chairman of the Board, President and Chief
   Executive Officer of CTS Corporation; Chairman of the Executive Committee of CTS Corporation. During the past five years, Mr. Walker, age 58, has served in his present capacities at CTS. Mr. Walker is a director of NBD Bank, N.A.

LAWRENCE J. CIANCIA                                      1990

   Vice President, Growth and Development, of Uponor
   U.S., Inc. (a supplier of PVC pipe products, specialty chemicals and PVC compounds); Member of the Audit and Compensation Committees of CTS
   Corporation.  During the past five years, Mr.
   Ciancia, age 54, has served as President, Chief
   Executive Officer and Chief Operating Officer of
   Uponor ETI Company, formerly Concorde Industries,
   Inc.

PATRICK J. DORME                                         1993

   Vice President and Chief Financial Officer of
   Dynamics Corporation of America (a manufacturer of electrical appliances and electronic devices, fabricated metal products and equipment, and power and controlled environmental systems); Member of the Audit and Compensation Committees of CTS
   Corporation.  During the past five years, Mr.
   Dorme, age 61, has served in his present capacities at Dynamics Corporation of America. Mr. Dorme serves as a director of Dynamics Corporation of America.


The affirmative vote of the holders of a plurality of the shares represented in person or by proxy at the meeting is required to elect the director-nominees. The Board of Directors unanimously recommends that the shareholders vote in favor of each of the director-nominees named above.

In the event that any of such nominees are unable or unwilling to serve as a director, an event which the Corporation does not anticipate, the proxies hereby solicited will be voted for the remaining nominees named above or for such substitute person or persons as the Board of Directors may select.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     To the Corporation's knowledge, based solely on its review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to its Executive Officers, directors and greater than ten percent beneficial owners were complied with.


Board of Directors and Standing Committees

     During 1996, the Board of Directors held six meetings. The standing committees of the Board of Directors include an Audit
Committee, an Executive Committee and a Compensation Committee.

     The Audit Committee, consisting of Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr. and Andrew Lozyniak, held two meetings in 1996. The Committee performs the following principal functions: recommendation of the engagement or discharge of the Corporation's independent accountants; review of the plan and results of the auditing engagement with the independent accountants; review of the adequacy of the Corporation's internal accounting controls; and review of the independence of the independent accountants and the audit fees of the independent accountants.

     The Executive Committee, consisting of Gerald H. Frieling, Jr., Andrew Lozyniak and Joseph P. Walker, held five meetings in 1996. The Committee reviews and advises management on financial and operational matters between meetings of the Board of Directors.

     The Compensation Committee, consisting of Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr. and Andrew Lozyniak, held three meetings in 1996. The Committee performs the function of recommending officer compensation arrangements and amounts to the Board of Directors. The Committee also administers the CTS Corporation 1986 Stock Option Plan, the CTS Corporation 1996 Stock Option Plan, the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, and the CTS Corporation Management Incentive Plan.

     Each director-nominee attended 100% of the meetings of the Board of Directors and the committees to which he was assigned during 1996.


Executive Compensation

     The following table sets forth annual and long-term compensation information for each of the last three fiscal years of the Chief Executive Officer and the four highest compensated
Executive Officers whose salary and bonus for fiscal year 1996 exceeded $100,000. Information which is not required to be disclosed in the table is identified by the letters "N/R."

                    SUMMARY COMPENSATION TABLE
                                                                     Long-Term
                                                                    Compensation
                                    Annual Compensation       Restricted   Securities
Name and                                                        Stock      Underlying     All Other
Principal                         Salary    Bonus(1) Other(2) Award(s)(3)   Options    Compensation(4)
Position                  Year     ($)       ($)      ($)        ($)          (#)            ($)

Joseph P. Walker (5, 6)   1996   342,167   205,300    N/R           0            0         6,007
Chairman of the           1995   327,411   196,400    N/R           0       10,000        11,270
Board, President and      1994   311,878   147,200    N/R     231,250            0         8,496
Chief Executive Officer

Philip T. Christ (6)      1996   203,903   122,400    N/R           0            0        11,363
Group Vice                1995   178,775   107,300    N/R     231,000        8,000         7,677
President                 1994   168,301    90,200    N/R           0        5,000         7,326

Stanley J. Aris (6)       1996   174,309   104,600    N/R           0            0         3,375
Vice President            1995   168,078   100,800    N/R      37,375        8,500         5,994
Finance and Chief         1994   160,105    75,600    N/R      57,813        3,000         4,991
Financial Officer

Donald R. Schroeder (6)   1996   126,692    76,000    N/R           0            0         4,464
Vice President, Sales     1995   119,481    71,700    N/R           0        5,500        39,428
and Marketing             1994       N/R       N/R    N/R         N/R          N/R           N/R

James N. Hufford (6)      1996   122,464    73,500    N/R           0            0         3,978
Vice President            1995   115,126    69,100    N/R      37,375        5,750         4,520
Research Development      1994       N/R       N/R    N/R         N/R          N/R           N/R
and Engineering

(1) Includes bonuses paid pursuant to the CTS Corporation Management
Incentive Plan, as described in the Report of the Compensation
Committee below.

(2) The value of other personal benefits received from the Corporation by the named Executive Officers is below the reporting threshold for perquisites.


(3) At the end of fiscal year 1996, Joseph P. Walker held 6,000 restricted shares, issued pursuant to the CTS Corporation 1988
Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which at December 31, 1996 was $256,500. At the time that such restrictions lapse, a cash bonus is paid in an amount equal to the market value of the shares on the date the restriction lapses. For Joseph P.
Walker, the cash payments made pursuant to the CTS Corporation 1988
Restricted Stock and Cash Bonus Plan for the three identified years were: 1996 - $75,000; 1995 - $62,000; and 1994 - $49,250.

At the end of fiscal year 1996, Philip T. Christ held 6,000
restricted shares, issued pursuant to the CTS Corporation 1988
Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1996 was $256,500. For Philip T. Christ, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1996 -
$69,375; 1995 - $24,200; and 1994 - $19,150.

At the end of fiscal year 1996, Stanley J. Aris held 2,300
restricted shares, issued pursuant to the CTS Corporation 1988
Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1996 was $98,325. For Stanley J. Aris, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1996 -
$26,925; 1995 - $15,500; and 1994 - $0.

At the end of fiscal year 1996, Donald R. Schroeder held 600 restricted shares, issued pursuant to the CTS Corporation 1988
Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1996 was $25,650. For Donald R. Schroeder, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1996 -
$8,175; 1995 - $7,425 and 1994 - N/R.

At the end of fiscal year 1996, James N. Hufford held 800
restricted shares, issued pursuant to the CTS Corporation 1988
Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1996 was $34,200. For James N. Hufford, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1996 -
$8,175; 1995 - $0 and 1994 - N/R.

The restrictions on 20% of the shares awarded under this Plan lapse at the end of each of the five years following acquisition of the shares. Regular dividends are paid to holders of restricted stock awarded under this Plan. This Plan includes a change of control provision which provides that, upon a change of control of the Corporation, as defined in the Plan, all restrictions on shares awarded under the Plan will lapse and cash bonuses will be paid relative to those shares.

(4) Includes (i) the Corporation's matching contributions to the CTS
Corporation Retirement Savings Plan on behalf of the named
Executive Officers as follows:  for Joseph P. Walker, 1996 -
$3,375; 1995 - $3,465; and 1994 - $3,465; for Philip T. Christ,
1996 - $3,375; 1995 - $3,465; and 1994 - $3,465; for Stanley J.
Aris, 1996 - $3,375; 1995 - $3,465; and 1994 - $3,465; for
Donald R. Schroeder, 1996 - $3,375; 1995 - $2,592; and 1994 - N/R;
and for James N. Hufford, 1996 - $3,375; 1995 - $3,135; and 1994 -
N/R; and (ii) the premiums paid by the Corporation on the term life insurance policies with face values greater than $50,000 provided to each of the named Executive Officers as follows: for Joseph P.
Walker, 1996 - $0; 1995 - $5,310; and 1994 - $5,031; for Philip T.
Christ, 1996 - $7,988; 1995 - $4,212; and 1994 - $3,861; for
Stanley J. Aris, 1996 - $0; 1995 - $2,529; and 1994 - $1,526; for
Donald R. Schroeder, 1996 - $1,089; 1995 - $929; and 1994 - N/R;
and for James N. Hufford, 1996 - $603; 1995 - $1,386; and 1994 -
N/R.

For Joseph P. Walker, also includes the imputed income value of the term life insurance portion of the coverage under a "split dollar" life insurance policy as follows: for 1996 - $2,632; for 1995 -
$2,495; and for 1994 - $0. For Donald R. Schroeder, also includes for 1995 employee relocation expenses paid by the Corporation.

(5) Joseph P. Walker has executed an employment agreement with the Corporation, which provides that for a period of three years, beginning June 24, 1994, Mr. Walker will be employed by the Corporation as Chairman of the Board, President and Chief Executive
Officer, at an initial annual salary of $319,725. Termination of Mr. Walker's employment agreement by the Corporation, for reasons other than cause as defined in the agreement, entitles Mr. Walker to receive his then current annual salary for the number of months remaining under his agreement, the same to be paid in equal monthly payments.

(6) The Corporation has entered into Indemnification Agreements with each of the named Executive Officers and all other Executive
Officers of the Corporation which provide that the Corporation agrees to indemnify the officer, to the fullest extent allowed by the bylaws of the Corporation and the Indiana Business Corporation
Law, in the event that he/she was or is made a party or threatened to be made a party to any action, suit or proceeding by reason of the fact that he/she is an officer of the Corporation. The indemnification agreements provide indemnification for acts occurring prior to the execution of the agreements.

Stock Options

     No options for CTS Corporation Common Stock were awarded to the named Executive Officers in 1996.



                     OPTION EXERCISES IN 1996
              AND FISCAL YEAR END 1996 OPTION VALUES
                                               Number of Securities   Value of Unexercised
                                              Underlying Unexercised      In-the-Money
                                                Options at Fiscal      Options at Fiscal
                         Shares                     Year-End               Year-End
                        Acquired     Value         Exercisable/           Exercisable/
Name                  On Exercise   Realized      Unexercisable          Unexercisable

Joseph P. Walker          -0-         -0-          2,500/7,500          $13,438/$40,313

Philip T. Christ          -0-         -0-          6,100/8,900          $92,988/$87,263

Stanley J. Aris           -0-         -0-          5,300/8,200          $76,063/$70,875

Donald R. Schroeder       -0-         -0-          2,000/4,500          $18,325/$29,238

James N. Hufford          -0-         -0-          2,100/4,650          $18,863/$30,044


  REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, comprised of Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr., and Andrew Lozyniak, submits this report of Executive Compensation to the Corporation's shareholders.


              Compensation Principles and Philosophy

     The Compensation Committee of the Board of Directors has implemented executive compensation policies and programs designed to achieve the following objectives:

          Attract and retain key executives and managers

          Align the financial interests of key executives and managers with those of the shareholders of the Corporation

          Reward individual performance

          Reward Corporate performance

     These objectives are achieved through a combination of annual and longer term compensation arrangements including base salary, annual cash incentive compensation, and long-term incentive compensation through stock options and restricted stock awards, in addition to medical, pension and other benefits available to employees in general.

     The four principal components of the Executive Officer
Compensation package at CTS Corporation are: base salary, the CTS Corporation Management Incentive Plan, the CTS Corporation Stock
Option Plans and the CTS Corporation 1988 Restricted Stock and Cash
Bonus Plan.


                           Base Salary

     The base salary of the Executive Officers of CTS Corporation is determined in the same manner as the salaries of all exempt salaried employees of the Corporation. A job classification system is utilized to determine appropriate salary ranges for each Executive Officer position, based on qualifications, job responsibilities and market factors. The goal of CTS Corporation's job classification system is that Executive Officers, and employees in general, are paid a salary which is commensurate with their qualifications, duties and responsibilities and which is competi-tive in the market place. The Corporation retained Towers Perrin to assess the current salaries and job classifications of the Executive Officers compared with market data for similar positions at similar companies and to provide periodic updates upon request.
The report from Towers Perrin indicated that the salaries of the Corporation's Executive Officers are generally below competitive median salaries. When the financial performance of the Corporation permits, salary adjustments above the Corporation's salary budget for all exempt salaried employees are considered for those in the lower portion of their salary range, if individual performance warrants such consideration.

     During each of the past three years, the named Executive Officers have been granted salary increases in the same range established for all exempt salaried employees of the Corporation, except that on occasion, certain officer salaries were increased at higher rates in response to competitive salary information provided by Towers Perrin.


            CTS Corporation Management Incentive Plan

     All Executive Officers of the Corporation are participants in the CTS Corporation Management Incentive Plan, which provides cash compensation incentives, based on the financial performance of the Corporation. For 1996, financial performance was measured on the basis of achieving target levels of return on assets (ROA). When Plan financial objectives are met at the 100% level, each of the named Executive Officers is eligible for a bonus in an amount equal to 40% of his/her base salary for the subject year. Maximum incentive payments under this Plan range from 10% to 60% of the annual salary of the Plan participants.

     For 1996, the Corporation achieved 150% of its ROA target under the 1996 CTS Corporation Management Incentive Plan.
Accordingly, the named Executive Officers received formula bonuses under the Plan equal to 60% of their base salaries.

     For 1995, the Corporation achieved 150% of its ROA target under the 1995 CTS Corporation Management Incentive Plan.
Accordingly, the named Executive Officers received formula bonuses under the Plan equal to 60% of their base salaries.

     This Plan also authorizes the Compensation Committee to grant discretionary bonuses when the Committee deems it appropriate to do so. No significant discretionary bonuses have been paid to the named Executive Officers during any of the three years for which compensation is disclosed.


              CTS Corporation 1996 Stock Option Plan

     The Compensation Committee administers the CTS Corporation 1996 Stock Option Plan and predecessor stock option plans and determines to whom options will be granted, the dates of such option grants, the number of shares subject to option, the option price, option periods and option terms. No options were granted to Executive Officers of the Corporation during 1996 under these Plans.


    CTS Corporation 1988 Restricted Stock and Cash Bonus Plan

     The CTS Corporation 1988 Restricted Stock and Cash Bonus Plan was adopted by the shareholders in 1989 for the purpose of providing incentives to selected key employees who contribute or are expected to contribute materially to the success of the Corporation, and to closely align the financial interests of these key employees with those of the Corporation's shareholders. The participants are selected and their level of participation determined by the Compensation Committee.

     Shares acquired by participants pursuant to the Plan are subject to restriction that, during the period of five years after the date of acquisition, the participant may not sell, transfer or otherwise dispose of such shares as to which the restrictions shall not have lapsed. The restrictions lapse as to 20% of the shares acquired pursuant to the Plan at the end of each year following the acquisition of the shares. When the restrictions lapse, a cash bonus is paid to the participant equal to the fair market value of such shares as of the date of such lapse. In no event may the cash bonuses payable to any participant be greater than twice the fair market value of such shares on the date they were originally acquired.

     Dividends are paid to participants in this Plan on all shares awarded to them under the Plan. The Plan also provides for appropriate adjustment to the number of shares awarded in the event of a stock dividend, stock split, recapitalization, merger, combination or exchange of shares for other securities.

     No awards under the Plan were made to the named Executive Officers in 1996. The number of shares previously awarded to the named Executive Officers, their market value, vesting schedules, and bonuses paid relative thereto, are set forth in the Summary Compensation Table above and the footnotes thereto.


                  Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 per person the amount that the Corporation may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. The levels of compensation paid to the Corporation's Executive Officers do not exceed this limit. The Compensation Committee currently intends for all compensation paid to its Executive Officers to be tax deductible to the Company pursuant to Section 162(m).

                     Respectfully Submitted,

              CTS CORPORATION COMPENSATION COMMITTEE

              Lawrence J. Ciancia, Patrick J. Dorme,
           Gerald H. Frieling, Jr. and Andrew Lozyniak


                     STOCK PERFORMANCE CHART

     The following graph compares the cumulative total shareholder return on the Corporation's Common Stock for the last five fiscal years with the cumulative total return on the S & P 500 Index and an index of peer companies over the same period.



         CTS Corporation Salaried Employees' Pension Plan


     The CTS Corporation Salaried Employees' Pension Plan is a retirement plan for exempt salaried employees of some CTS Corporation divisions and subsidiaries. The benefit formula is calculated as 1% of a participant's highest average monthly pay during any three calendar years of a participant's last ten calendar years of service, multiplied by a participant's credited service. The credited service for the named Executive Officers as of December 31, 1996, is as follows: Joseph P. Walker, 8.78 years, Philip T. Christ, 7.56 years, Stanley J. Aris, 4.78 years,
Donald R. Schroeder, 24.44 years and James N. Hufford, 31.2 years. Covered compensation for the named Executive Officers is essentially equivalent to the amount reported in the Annual Compensation
Section of the Summary Compensation Table above under the Salary and Bonus columns. No benefit under this plan is subject to Social Security or other offsets.

     The following table shows the annual benefits payable under the plan to persons in specified compensation and credited service classifications at normal retirement age of 65:


                         PENSION TABLE*

                             Years of Participation
Compensation   15 Years   20 Years   25 Years   30 Years   35 Years

 $100,000      $ 15,000   $ 20,000   $ 25,000   $ 30,000   $ 35,000
  125,000        18,750     25,000     31,250     37,500     43,750
  150,000        22,500     30,000     37,500     45,000     52,500
  175,000        26,250     35,000     43,750     52,500     61,250
  200,000        30,000     40,000     50,000     60,000     70,000
  225,000        33,750     45,000     56,250     67,500     78,750
  250,000        37,500     50,000     62,500     75,000     87,500
  300,000        45,000     60,000     75,000     90,000    105,000
  400,000        60,000     80,000    100,000    120,000    140,000

*The benefit limitation under the Internal Revenue Code of 1986, as amended, for 1997 is $120,000. No more than $160,000 (as adjusted from time to time for cost-of-living increases of $10,000 or more) of cash compensation may be taken into account in calculating benefits under this plan.

     In order to maintain the level of total retirement benefits which, but for the Internal Revenue Code limitation on compensation which may be taken into account, would otherwise be payable under this plan, two actions were taken in 1996. A supplemental benefit was added to this plan, and a Nonqualified Excess Benefit Retirement Plan was adopted. The named Executive Officers and other officers and key managers whose regular plan benefits are negatively impacted by the Internal Revenue Code compensation limitation, will be beneficiaries of these actions, under which any benefits otherwise lost will be restored.


Director Compensation

     Each member of the Board of Directors, who is not an employee or an officer of the Corporation, is paid an annual retainer of $13,000 per year for service on the Board of Directors, a meeting fee of $1,000 for each meeting of the Board of Directors attended in person, and $500 for each meeting of the Board of Directors attended by telephone. In addition, each member of the Executive Committee and each member of the Compensation Committee is entitled to receive an annual retainer of $500, and each member of the Audit Committee is entitled to receive an annual retainer of $1,000, together with a meeting fee of $1,000 for attending each meeting of a committee of which he is a member, except that he is entitled to receive $500 per meeting for a second or subsequent meeting held on the same day and for any such meetings attended by telephone.

     On April 27, 1990 the Corporation adopted the CTS Corporation Stock Retirement Plan for Nonemployee Directors of the Corporation (the "Plan"). Under the Plan, separate accounts are opened by the Corporation in the names of nonemployee directors. On January 1 of each year, starting in 1991, a deferred stock account in the name of each nonemployee director is credited with 100 Common Stock Units if said director was a nonemployee director of the Corporation on the last day of the immediately preceding calendar year or ceased to be a director during such preceding calendar year by reason of his retirement, disability or death. In addition, on May 1, 1990, the Corporation credited to the deferred stock account of each such director 50 Common Stock Units for each complete calendar year of his service to the Corporation as a nonemployee director prior to May 1, 1990. Each deferred stock account will also be credited with Common Stock Units when credits equivalent to cash dividends on the shares in an account aggregate an amount equal to the value of a share of Common Stock on a dividend payment date. All deferred Common Stock Units in a director's account will be distributed in Common Stock as of the January 1st after the director leaves the Board of Directors. Until such time, the Corporation's obligation under the Plan is an unsecured promise to deliver shares of Common Stock. No Common Stock will be held in trust or as a segregated fund because of the adoption of the Plan. Four members of the Board of Directors are currently eligible to participate in the Plan. The Corporation expensed $17,100 in 1996 in respect of Common Stock Units credited to the accounts of the eligible directors as a group pursuant to the Plan.


Corporation's Independent Accountants

     The Corporation's independent accountants are Price Water-house. Representatives of the independent accountants will attend the Annual Meeting, to be available to respond to appropriate questions by shareholders and to have the opportunity to make statements, if they so desire.


Shareholder Proposals

     To be considered for inclusion in the 1998 proxy solicitation material and proxy, shareholder proposals must be received by the Corporation at its Corporate Offices no later than November 21, 1997.


1996 Annual Report on S.E.C. Form 10-K

     Upon the written request of a CTS shareholder owning shares of Common Stock on the record date, to Jeannine M. Davis, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, the Corporation will provide to such shareholder, without charge, a copy of its 1996 Annual Report on S.E.C. Form 10-K, including the financial statements and financial statement schedules.



                                   Jeannine M. Davis
                                   Secretary

Elkhart, Indiana
March 17, 1997